EXHIBIT 5.1

[Letterhead of Ruby Tuesday, Inc.]

December 3, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

 Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

As Senior Vice President and Chief Legal Officer and Secretary of Ruby Tuesday, Inc. (the “Company”), I advise you as follows in connection with the filing by the Company of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 1,352,918 shares of common stock of the Company at $0.01 par value (“Common Stock”) issuable pursuant to the employment inducement awards (the “Awards”) to James J. Buettgen.

As Senior Vice President and Chief Legal Officer and Secretary of the Company, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that the shares of original issuance Common Stock deliverable pursuant to the Awards, when delivered in accordance with the Awards, upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibits 5.1 and 23.2 to the Registration Statement.

Sincerely,

/s/ Scarlett May
Scarlett May
Senior Vice President and Chief Legal Officer and Secretary of Ruby Tuesday, Inc.